Exhibit 99.B(d)(2)

Schedule B

to the

Investment Advisory Agreement
between
SEI Catholic Values Trust
and
SEI Investments Management Corporation
As of March 24, 2015, as amended June 30, 2026

Pursuant to Article 4, the Trust shall pay the Adviser compensation at an annual rate as follows:

Catholic Values Equity Fund	[REDACTED]
Catholic Values Fixed Income Fund	[REDACTED]

SEI Catholic Values Trust		SEI Investments Management Corporation

By:	/s/ Stephen MacRae	By:	/s/ Anthony Karaminas

Name:	Stephen MacRae	Name:	Anthony Karaminas

Title:	V.P.	Title:	Global Head of Sub-Advised Fixed Income